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                                                                   Exhibit 3.1

                               AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION

                                        OF

                             CSX TRANSPORTATION, INC.


                                     Article I

                                       NAME

             The name of the Corporation (hereinafter referred to as the "Corporation") is "CSX Transportation, Inc."

                                    Article II

                                      PURPOSE

             The purposes for which the Corporation is organized are to conduct the business of a railroad anywhere in the United States of America and elsewhere; to engage generally in the business of transportation as a common carrier of passengers, mail, express and all kinds of classifications of freight, petroleum, natural gas, and all other things of every kind and nature, by means of railroad, motor vehicle, ship, airship, pipelines, conveyors, and other means of transportation or facilities of any and all kinds with any and all types of motive power, on, under or above land, water, or air, anywhere in the United States of America and elsewhere. The Corporation shall have all the powers conferred by the laws of Virginia.

                                    Article III

                                 AUTHORIZED STOCK

             3.1 Number and Designation. The Corporation shall have authority to issue ten million (10,000,000) shares of Common Stock, par value $20.00 per share.

             3.2 Preemptive Rights. No holder of capital stock of the Corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of this Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

             3.3 Voting Rights. The holders of Common Stock shall have unlimited voting rights and are entitled to receive the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.




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                                    Article IV

                                NUMBER OF DIRECTORS

             The number of directors shall be fixed by the By-Laws or, in the absence of a By-law fixing the number, the number shall be three.

                                     Article V

                      LIMIT ON LIABILITY AND INDEMNIFICATION

             5.1 Definitions. For purposes of this Article the following definitions shall apply:

                   (a) "Corporation" means this Corporation, including The Chesapeake and Ohio Railway Company and any other predecessor entity or other legal entity;

                   (b) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

                   (c) "liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

                   (d) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

                   (e) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

                   (f) "proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

             5.2 Limit on Liability. In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

             5.3 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation, or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or


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officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 5.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 5.4 of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 5.3.

             5.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 5.3 of this Article, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 5.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section 5.3 of this Article shall be limited by the provisions of this Section 5.4.

             5.5 Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent


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such person is indemnified by another, including an insurer.  The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstances is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

             5.6 Application; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

                                    Article VI

                             VOTE TO AMEND OR RESTATE

         As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be (i) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms specifically require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (ii) if clause (i) of this Article is not applicable, a majority of the votes entitled to be cast thereon.





















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